620 Freedom Business Center
Suite 200
P. O. Box 62330
King of Prussia, PA 19406
(610) 205-6000 Fax (610) 337-4374
www.stevenslee.com
June 11, 2008
Board of Directors
LMI Holdings, Inc.
137 West Penn Avenue
Cleona, Pennsylvania 17042
Re:	Registration Statement on Form S-1 (File No. 333-150358)
Ladies and Gentlemen:
     We have acted as counsel to LMI Holdings, Inc. (the “Company”) in connection with the Company’s proposed offering of up to 1,588,889 shares of the Company’s common stock, with a par value of $0.01 per share (the “Common Stock”), in connection with the conversion of Lebanon Mutual Insurance Company from mutual to stock form. This offering is covered by the Company’s Registration Statement on Form S-1 (File No. 333-150358), filed with the Securities and Exchange Commission. In connection with delivering this opinion, we have reviewed the following documents:
1.	The amended and restated articles of incorporation of the Company.

2.	The bylaws of the Company as presently in effect.

3.	The resolutions of the Board of Directors of the Company adopted at a meeting held on April 16, 2008, as certified by the Secretary of the Company.

4.	The Registration Statement, including the prospectus (the “Prospectus”) contained therein.

5.	The form of the certificate representing shares of the Common Stock.
     Based upon our review of the documents listed above, it is our opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued and sold against payment therefor, pursuant to the terms described in the Registration Statement, will be legally issued by the Company and fully paid and nonassessable.

June 11, 2008

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, STEVENS & LEE
/s/ Stevens & Lee